Exhibit 6.14

DEBT CONVERSION & RELEASE AGREEMENT

THIS DEBT CONVERSION & RELEASE AGREEMENT (the “Agreement”) is entered into and effective on April 1, 2022 (“Effective Date”) by and between HYLETE, INC., a Delaware corporation (“Company”) on the one hand, and BLACK OAK-HYLETE-SENIOR DEBT, LLC (“First Lender”), BOCM3-HYLETE-SENIOR DEBT, LLC (“Second Lender”), BLACK OAK-HYLETE-SENIOR DEBT 2, LLC (“Third Lender”), BOCM3-HYLETE-SENIOR DEBT 2, LLC (“Fourth Lender”), BLACK OAK α EQUITY FUND, LLC (“Fifth Lender”), and BLACK OAK-HYLETE-SENIOR DEBT 3, LLC (“Sixth Lender”), all Utah limited liability companies (First Lender through Sixth Lender, collectively, the “Black Oak Lenders”) on the other hand. Company and the Black Oak Lenders may be referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, pursuant to a Senior Credit Agreement dated July 29, 2016, and as restated and amended several times (together, the “Loan Agreement”), the Company is indebted to the Black Oak Lenders in the amount of six million dollars ($6,000,000.00), encompassing any and all amounts owed to the Black Oak Lenders under the Loan Agreement (“Debt”), and which Debt is represented by one or more Promissory Notes issued to Black Oak Lenders by Company from time-to-time (“Notes”);

WHEREAS, some or all of the Debt is secured by one or more agreements and related security documents, including the: (a) Security Agreement dated June 29, 2016, and as amended and restated; (b) Trademark Security Agreement dated July 29, 2016, and as amended and restated; (c) Pledge Agreement dated August 18, 2016 between First Lender and Steelpoint Co-Investment Fund, LLC; (d) First Amended and Restated Pledge Agreement dated July 28, 2017 between First Lender and Second Lender and Garrett Potter; (e) First Amended and Restated Pledge Agreement dated July 28, 2017 between First Lender and Second Lender and Ronald Wilson; and (f) First Amended and Restated Pledge Agreement dated July 28, 2017 between First Lender and Second Lender and Matt Paulson (agreements referenced in (a) through (f), collectively, the “Black Oak Lender Security Agreements”); and

WHEREAS, the Company and Black Oak Lenders wish to convert all of the Debt into shares of Series B2B Preferred Stock in Company (hereafter, “B2B Preferred Stock” or “Preferred Stock”) as described below, and terminate the Loan Agreement and Notes and assign the Black Oak Lender Security Agreements; and

WHEREAS, the Company further wishes to issue to one or more entities designated by the Black Oak Lenders shares of Series B2B Preferred Stock and in the form of Closing Fee Stock as generally defined and described below.

NOW, THEREFORE, for and in consideration of the mutual covenants and assurances contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending themselves to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.                    Termination of Black Oak Agreements Relating to Debt. As of the Effective Date herein, and concurrent with conversion of the Debt described in the paragraph immediately below, the Parties agree that any and all prior agreements between Company and the Black Oak Lenders, other than the Black Oak Lender Security Agreements, relating to the Debt shall be terminated including, but not limited to, the: (a) Loan Agreement; and (b) Notes (together, the “Black Oak Agreements”)

2.                    Waiver and Release of Claims Under Black Oak Agreements. Upon termination of the Black Oak Agreements, the Black Oak Lenders hereby unconditionally release, waive, discharge and covenant not to sue the Company, including its affiliates, directors, employees, shareholders, former shareholders, employees, agents, representatives, successors and assigns (collectively, “Releasees”), of and from any and all claims, demands, damages, actions and causes of action, torts, obligations, costs, losses, claims, or other type of damage or injury of any nature whatsoever, whether in law or in equity, whether known or unknown, that the Black Oak Lenders hereafter have or may have, arising from, by reason of, or in any way connected with the Black Oak Agreements. The Black Oak Lenders further understand and agree that all rights under Section 1542 of the Civil Code of California (“Section 1542”) and any similar law of any state or territory of the United States that may be applicable with respect to the foregoing release are hereby expressly and forever waived. The Black Oak Lenders acknowledge that Section 1542 provides that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

3.                    Assignment of Liens/Security Interest. The Black Oak Lender Security Agreements are being assigned to black oak fund4, LLC, a Utah limited liability company, and the Company has consented to such assignment.

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4.                    Conversion of Debt to Equity. As of the Effective Date herein, the Black Oak Lenders hereby convert all of the Debt (six million dollars ($6,000,000)) into B2B Preferred Stock of Company, at a price of $0.28723 per share, and equivalent to twenty million eight hundred eight-nine thousand one hundred eighty-three (20,889,183) shares of such B2B Preferred Stock, and to include any and all rights and preferences in such shares as described in the Company’s Second Amended and Restated Certificate of Incorporation. The B2B Preferred Stock of Company described above shall be issued to those entities/persons as described in Exhibit A attached hereto.

5.                    Black Oak Lender Closing Fee As Equity. As of the Effective Date herein, the Black Oak Lenders shall be entitled to receive an additional one million forty-four thousand four hundred fifty-nine (1,044,459) shares of B2B Preferred Stock, which shall represent a five percent (5%) closing fee on the converted amounts described in Section 4 above (“Closing Fee Stock”). Such Closing Fee Stock shall be granted to a designee provided by the Black Oak Lenders and memorialized in a separate written agreement between the Company and such designee.

6.                    Company Representations. The Black Oak Lenders are converting the Debt to the Company Preferred Stock in reliance upon the following representations made by Company:

a.                The Preferred Stock identified in Section 4 and 5 of this Agreement constitutes duly authorized stock of the Company.

b.                Upon issuance of the Preferred Stock identified in Section 4 and 5 of this Agreement, the termination of the Black Oak Agreements per Section 1 above, and release of all liens and security interest by the Black Oak Lenders per Section 3 above, such Preferred Stock shall be validly issued and outstanding, fully paid, nonassessable and free and clear of all liens and encumbrances arising through the actions of the Company or its directors, officers, employees or agents.

c.                Upon the Company’s receipt the duly executed counterparts of this Agreement from the Black Oak Lenders, the Company shall issue the Preferred Stock specified in Section 4 of this Agreement to the entities identified in Section 4 above, and electing to receive such Preferred Stock.

d.                Upon full execution of a written agreement involving issuance of the Closing Fee Stock as specified in Section 5 of this Agreement, the Company shall issue the Preferred Stock specified in Section 5 of this Agreement to the designee provided by the Black Oak Lenders, and electing to receive such Preferred Stock.

7.                    Lenders Representations. The Company is issuing the Preferred Stock to the entities identified in Section 4 and 5 above in reliance upon the following representations made by Black Oak Lenders:

a.                The Black Oak Lenders are the owners of the Debt and Notes, and own such Debt and Notes free and clear of all liens, claims and incumbrances.

b.                The Black Oak Lenders have the full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Black Oak Lenders.

c.                The Black Oak Lenders acknowledge and agree that the shares of the Preferred Stock are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom.

d.                The Black Oak Lenders acknowledge and agree that (i) the shares of Preferred Stock are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of the Preferred Stock have not yet been registered under the Securities Act, and (ii) such shares of the Preferred Stock may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

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e.                The Black Oak Lenders acknowledge and agree that (i) the registrar or transfer agent for the shares of the Preferred Stock will not be required to accept for registration of transfer any shares except upon presentation of evidence satisfactory to the Company that the restrictions on transfer under the Securities Act have been complied with and (ii) any shares of the Preferred Stock in the form of definitive physical certificates will bear a restrictive legend.

f.                 The Black Oak Lender acknowledge and agree that: (i) the shares of the Preferred Stock have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) the Black Oak Lenders are acquiring the shares of the Preferred Stock solely for their own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (iii) the Black Oak Lenders are sophisticated purchasers with such knowledge and experience in business and financial matters that they are capable of evaluating the merits and risks of purchasing the shares of the Preferred Stock; (iv) the Black Oak Lenders have had the opportunity to obtain from the Company such information as desired in order to evaluate the merits and the risks inherent in holding the shares of the Preferred Stock; (v) the Black Oak Lenders are able to bear the economic risk and lack of liquidity inherent in holding the shares of the Preferred Stock; (vi) the Black Oak Lenders are “accredited investors” within the meaning of Rule 501(a) under the Securities Act; and (vii) the Black Oak Lenders either have a pre-existing personal or business relationship with the Company or its officers, directors or controlling persons, or by reason of Black Oak Lenders’ business or financial experience, or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, have the capacity to protect their own interests in connection with the purchase of the Preferred Stock.

8.                    Miscellaneous.

a.                Governing Law; Dispute Resolution. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of the California state courts and the Federal courts located in San Diego, California. In the event of any claim, dispute or controversy arising out of, connected with or incidental to this Agreement the Parties must attempt to resolve amicably and negotiate in good faith, without litigation or formal arbitration, any such claim, dispute or controversy. Such negotiations shall last for sixty (60) days, commencing when written notice is made by a Party to the other Party. If the Parties are unable to resolve the matter themselves in accordance with this Section, any Party may, by giving written notice to the other Party, disclose its intent to submit the matter for resolution by binding arbitration in accordance with the Comprehensive Arbitration Rules & Procedures of JAMS. The Federal Arbitration Act shall govern the arbitrability of all disputes. Unless otherwise agreed to in writing between the Parties, the arbitration will be held in San Diego, California, and shall be conducted in the English language. Judgment on any award in arbitration may be entered in any court of competent jurisdiction, and the costs of any arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Notwithstanding the above, each Party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

b.                Equitable Relief. The Parties agree that any breach of either of the Party’s obligations regarding trademarks, service marks or trade names, and confidentiality may result in irreparable injury for which there may be no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a Party’s obligations regarding trademarks, service marks or trade names, and confidentiality the aggrieved Party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

c.                Attorneys’ Fees. If a Party fails to perform any of its obligations under this Agreement or if dispute arises concerning the meaning of any provision of this Agreement, then the defaulting Party or the Party not prevailing in such dispute, as the case may be, shall pay the reasonable costs and expenses incurred by the other Party in enforcing or establishing its rights hereunder, including court costs and reasonable attorneys’ fees.

d.                Assignment. This Agreement is personal to each Party and may not be assigned or transferred (whether by operation of law or otherwise) by such Party without the other Party’s prior written consent. Any attempted assignment in violation of this Paragraph shall be void and of no effect.

e.                Legal Counsel Review. Each Party to this Agreement represents and warrants to each other Party that such Party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel (or chose not to), and has executed this Agreement based upon such Party’s own judgment and advice of independent legal counsel (if sought).

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f.                 Further Acts. Each Party shall perform any further acts and sign and deliver any further documents that are reasonably necessary to carry out the provisions of this Agreement.

g.                Successors and Assigns. This Agreement and each of its provisions shall obligate the heirs, executors, administrators, successors, and assigns of each of the Parties hereto.

h.                Modifications. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both Parties.

i.                 Severability. In the event any provision of this Agreement shall be invalid, illegal or enforceable in any respect, such a provision shall be considered separate and severable from the remaining provisions of this Agreement, and the validity, legality or enforceability of any of the remaining provisions of this Agreement shall not be affected or impaired by such provision in any way.

j.                 Headings and Captions. The headings and captions at the beginning of various sections and subsections of this Agreement shall not be construed to be a substantive part of this Agreement and shall not in any way define, limit, expand or affect any provision of this Agreement.

k.                Entire Agreement. This Agreement contains the entire understanding between the Parties on this subject, and supersedes any prior or contemporaneous written or oral agreements between the Parties. There are no other representations, warranties, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Agreement.

l.                 Counterparts. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

HYLETE, INC. (COMPANY) By: /s/ Adam S. Colton Name: Adam S. Colton Title: CEO	BLACK OAK-HYLETE-SENIOR DEBT, LLC By: /s/ Greg Seare Name: Greg Seare Title: Manager

BOCM3-HYLETE-SENIOR DEBT, LLC By: /s/ Greg Seare Name: Greg Seare Title: Manager	BLACK OAK-HYLETE-SENIOR DEBT 2, LLC By: /s/ Greg Seare Name: Greg Seare Title: Manager

BOCM3-HYLETE-SENIOR DEBT 2, LLC By: /s/ Greg Seare Name: Greg Seare Title: Manager	BLACK OAK α EQUITY FUND, LLC By: /s/ Greg Seare Name: Greg Seare Title: Manager

BLACK OAK-HYLETE-SENIOR DEBT 3, LLC By: /s/ Greg Seare Name: Greg Seare Title: Manager

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Exhibit A

B2B Preferred Stockholders

From Conversion of Debt from Black Oak Lenders

Name: _____________________________ Address: ___________________________ __________________________________ Number of B2B Shares: ________________	Name: _____________________________ Address: ___________________________ __________________________________ Number of B2B Shares: ________________
Name: _____________________________ Address: ___________________________ __________________________________ Number of B2B Shares: ________________	Name: _____________________________ Address: ___________________________ __________________________________ Number of B2B Shares: _________________

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